EXHIBIT 10.1
LEASE AGREEMENT
between
GREENWAY TOWER JOINT VENTURE,
as Landlord,
and
ACE CASH EXPRESS, INC.
as Tenant
June 1, 2006
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TABLE OF CONTENTS

ARTICLE I — DEFINITIONS		1
1.1	“Building”	1
1.2	“Premises”	1
1.3	“Tenant’s Proportionate Share”	1
1.4	“Commencement Date”	2
1.5	“Lease Term”	2
1.6	“Base Rental”	2
1.7	“Security Deposit” $N/A	2
1.8	“Amounts Due on Execution of Lease” – N/A	2
1.9	“Basic Costs”	2
1.10	“Basic Costs Base Rate”	3
1.11	“Excess Basic Costs”	3
1.12	“Energy Costs”	3
1.13	“Additional Rental”	3
1.14	“Common Areas”	3
1.15	“Service Areas”	3
1.16	“Net Rentable Area”	3
1.17	“Project”	3
1.18	“Building Standard Improvements“ or ”Building Standard”	3
1.19	“Normal Business Hours”	3
1.20	“Work Letter”	4

ARTICLE II — LEASE		4
2.1	Lease Grant	4
2.2	Lease Term	4
2.3	Condition of Premises; Early Occupancy	4

ARTICLE III — RENT		4
3.1	Rent	4
3.2	Base Rental	4
3.3	Additional Rental	4
3.4	Personal Property Taxes; Taxes on Leasehold Improvements	5
3.5	Security Deposit	5
3.6	Late Rent	6
3.7	Interest on Past Due Obligations	6

ARTICLE IV — CONSTRUCTION		6

ARTICLE V — OCCUPANCY AND CONTROL		6
5.1	Use	6
5.2	Governmental Laws and Regulations	6
5.3	Building Rules and Regulations	6
5.4	Entry by Landlord for Repairs and Inspections	6
5.5	Parking	6
5.6.	Environmental Condition of Premises	7

ARTICLE VI — SERVICES AND UTILITIES		7
6.1	Services to be Furnished by Landlord	7
6.2	Use of Electrical Services by Tenant	8
6.3	Interruption of Services	8

ARTICLE VII — REPAIRS, MAINTENANCE AND ALTERATIONS		8
7.1	Acceptance of Premises by Tenant	8
7.2	Maintenance and Repair of Premises by Landlord	8
7.3	Repairs by Tenant	8
7.4	Alterations by Tenant	9
7.5	Surrender of Premises by Tenant	9

ARTICLE VIII — ASSIGNMENT AND SUBLETTING BY TENANT		9
8.1	Consent	9
8.2	Landlord's Option	10
8.3	Proceeds of Transfer	10
8.4	Continuing Liability	10
8.5	Transfer of Tenant Ownership Interests	10
8.6	Bankruptcy	10

ARTICLE IX — LIENS BY TENANT		11

ARTICLE X — INSURANCE		11
10.1	Property Insurance	11
10.2	Liability Insurance	11
10.3	Policy Form	11
10.4	Liability of Landlord/Damages from Certain Causes	11
10.5	Waiver of Subrogation Rights	11

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ARTICLE XI — INDEMNIFICATION OF LANDLORD BY TENANT		12

ARTICLE XII — CASUALTY DAMAGE/DESTRUCTION OF PREMISES		12

ARTICLE XIII — CONDEMNATION		13
13.1	Total Taking	13
13.2	Partial Taking	13
13.3	Temporary Taking	13
13.4	Award	13

ARTICLE XIV — EVENTS OF DEFAULT/REMEDIES		13
14.1	Defaults by Tenant	13
14.2	Remedies	14
14.3	Remedies Cumulative	15
14.4	Landlord’s Lien/Contractual Security Interest (Intentionally Deleted)	15
14.5	Attorney’s Fees	15
14.6	No Implied Waiver by Landlord	15
14.7	Default by Landlord	15
14.8	Waiver Of Consumer Rights	15

ARTICLE XV — PEACEFUL ENJOYMENT		15

ARTICLE XVI — HOLDING OVER		15

ARTICLE XVII — SUBORDINATION AND ATTORNMENT		16

ARTICLE XVIII — CERTIFICATES TO BE PROVIDED BY TENANT		16
18.1	Certificate of Acceptance	16
18.2	Estoppel Certificates	16
18.3	Financial Statements	16

ARTICLE XIX — LANDLORD’S INTEREST		16
19.1	Personal Liability of Landlord	16
19.2	Transfer by Landlord	17

ARTICLE XX — MISCELLANEOUS		17
20.1	Notices	17
20.2	Broker Commissions	17
20.3	Severability	17
20.4	Recordation by Tenant	17
20.5	Place of Performance	17
20.6	Binding Effect	17
20.7	Time of Performance	17
20.8	Force Majeure	17
20.9	Graphics and Signage by Landlord	18
20.10	Entire Agreement	18
20.11	Waiver by Tenant	18
20.12	Joint and Several Liability	18
20.13	Gender and Number	18
20.14	Change of Building Name	18
20.15	Captions	19
20.16	Authority	19
20.17	Nondisclosure	19
20.18	Rules of Construction	19
20.19	Consents	19
20.20	No Oral Representations, Agreements or Warranties	19
20.21	Effect of Delivery of this Lease	19
20.22	Attorneys' Fees and Jury Trial	19

ARTICLE XXI — ADDENDA AND EXHIBITS		20

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LEASE AGREEMENT
     THIS LEASE AGREEMENT (hereinafter referred to as the “Lease”), is made and entered into effective as of the 1st day of June, 2006 (“Execution Date”), by and between GREENWAY TOWER JOINT VENTURE (hereinafter called “Landlord”) and ACE CASH EXPRESS, INC., a Texas corporation (hereinafter called “Tenant”).
ARTICLE I
DEFINITIONS

     1.1 “Building”
     “Building” shall mean the structure commonly known as Greenway Tower and being the improvements now or hereafter constructed on the tract of land (the “Land”) more particularly described on Exhibit “A” attached hereto and incorporated herein by reference for all purposes.
     1.2 “Premises”
     “Premises” shall mean the Existing Premises (as defined in this Section 1.2) from the date of this Lease until the Effective Date (as defined in this Section 1.2) and from and after the Effective Date, “Premises” shall mean the Existing Premises together with the Expansion Premises (as defined in this Section 1.2). All references in this Lease to the “Premises” shall be deemed to refer to the Existing Premises prior to the Effective Date and the Existing Premises and the Expansion Premises from and after the Effective Date.
     As of the Execution Date, the Existing Premises consist of 59,720 rentable square feet of space in the Building comprised of the following:
     (a) Third Floor — 4,712 rentable square feet of space located on the third (3rd) floor of the Building;
     (b) Sixth Floor — 14,501 rentable square feet of space located on the sixth (6th) floor of the Building;
     (c) Seventh Floor — 20,294 rentable square feet of space located on the seventh (7th) floor of the Building; and
     (d) Eighth Floor — 20,213 rentable square feet of space located on the eighth (8th) floor of the Building.
     The locations of the foregoing Premises are outlined on the floor plans attached hereto as Exhibit “B” and incorporated herein by reference for all purposes. As of the date of this Lease, the Existing Premises are stipulated for all purposes to contain 59,720 square feet of Net Rentable Area.
     Effective as of July 1, 2006 (the “Effective Date”), the Existing Premises shall be expanded to include the following additional 13,132 rentable square feet of space in the Building (the “Expansion Premises”) comprised of the following:
     (e) First Floor — 2,508 rentable square feet of space located on the first (1st) floor of the Building; and
     (f) Fifth Floor — 10,624 rentable square feet of space located on the fifth (5th) floor of the Building.
     The locations of the Expansion Premises described in clauses (e) and (f) are outlined on the floor plans attached hereto as Exhibit “B-1” and incorporated herein by reference for all purposes. Landlord and Tenant stipulate that, as of the Effective Date, the Existing Premises and the Expansion Premises contain 72,852 square feet of Net Rentable Area.
     Tenant and Landlord agree that Tenant is not entitled to any expansion rights other than those set forth in this Lease.
     1.3 “Tenant’s Proportionate Share”
     “Tenant’s Proportionate Share” shall mean 30.92% for the period from the date of this Lease until the Effective Date, and 37.720% thereafter, calculated in each instance by dividing the Net Rentable Area of the Premises by the Net Rentable Area of the Building, as set forth herein.
     Notwithstanding anything to the contrary contained elsewhere herein, Landlord agrees that increases of Tenant’s Proportionate Share of Basic Costs for Controllable Costs, as hereinafter defined, will not exceed on an overall basis, an increase of more than four percent (4%) per year over the prior year commencing with the twelve month period following the Base Year (for example, by way of explanation but not by way of limitation, if the total of the Tenant’s Proportionate Share of Basic Costs for the Base Year attributable to elements of cost for Controllable Costs is $4.00 per rentable square foot of the Premises, the Tenant’s Proportionate Share of Basic Costs for Controllable Costs for the twelve month period
LEASE AGREEMENT — Page 1

thereafter (the 2007-2008 year) could not exceed $4.16; Tenant’s Proportionate Share of Basic Costs for Controllable Costs for the 2008-2009 year could not exceed four percent (4%) of the prior year’s amount or a maximum of $4.33).
     The term “Controllable Costs” shall mean all Basic Costs otherwise allowable under the provisions of the Lease, except those expenses for ad valorem real estate taxes and insurance premiums to the extent such insurance premiums are reasonably competitive. Notwithstanding anything to the contrary contained elsewhere herein, it is expressly agreed that Tenant shall not be required to pay Tenant’s Proportionate Share of Excess Basic Costs attributable to the Base Year.
     1.4 “Commencement Date”
     “Commencement Date” shall mean, with respect to the Existing Premises, the Execution Date and, with respect to the Expansion Premises, the Effective Date, subject to Section 2.2 hereof.
     1.5 “Lease Term”
     “Lease Term” shall mean the term commencing on the Commencement Date and continuing until June 30, 2016, unless sooner terminated as hereinafter provided, subject to the option to renew contained in the Addendum attached to this Lease.
     1.6 “Base Rental”
     Until the Effective Date, “Base Rental” shall mean the sum of $1,121,295.00 per annum, payable in equal monthly installments of $93,441.25 each.
     Beginning on the Effective Date, “Base Rental” shall mean the following:
     (a) from July 1, 2006 through June 30, 2007 the sum of $593,743.80 in monthly installments of $49,478.65 ($8.15 per rentable square foot);
     (b) from July 1, 2007 through June 30, 2010 the sum of $2,895,867.00 payable in monthly installments of $80,440.75 ($13.25 per rentable square foot);
     (c) from July 1, 2010 through June 30, 2014 the sum of $4,589,676.00 payable in monthly installments of $95,618.25 ($15.75 per square foot); and
     (d) from July 1, 2014 through June 30, 2016 the sum of $2,513,394.00 payable in monthly installments of $104,724.75 ($17.25 per square foot).
     Each monthly installment is payable on or before the first day of each month during the term of the Lease, without offset, demand, set off or deduction except as otherwise expressly provided for in the Lease.
     1.7 “Security Deposit” $N/A
     1.8 “Amounts Due on Execution of Lease” — N/A
     “Amounts Due on Execution of Lease” shall mean the following amounts, each of which shall be due and payable by Tenant to Landlord upon execution of this Lease:

Prepaid Base Rental*	$0		($ x	/12 = $ = $ )
Prepaid Additional Rental
Excess Basic Costs		$0
Energy Costs		$0	($1.45 x	/12 = $ )
Parking		$0
Security Deposit	$0

Total Due Upon Execution			$0

*	Representing the monthly installments of annual Base Rental for the first full calendar month of the Lease Term.
     1.9 “Basic Costs”
     “Basic Costs” shall mean all direct and indirect costs and expenses in each calendar year of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, maintenance, repair, replacement, protection and security of the Project, determined in accordance with accounting principles consistently applied, including specifically, without limitation, the following: (a) salaries and wages of all employees engaged in the direct operation, maintenance and security of the Project, including taxes, insurance and benefits (including pension, retirement and fringe benefits) relating thereto; (b) costs incurred by Landlord in maintaining an office in the Building; (c) cost of all supplies, and materials used in the operation, maintenance and security of the Project; (d) cost of all water, gas, sewer and other utility services supplied to the Project, with the sole exception of Energy Costs; (e) cost of all maintenance and service agreements for the Project and the equipment therein, including, without limitation, parking facilities, janitorial service, landscaping, fire protection, sprinklers, window cleaning, elevator maintenance, energy management and other service contracts entered into by Landlord in connection with the Project; (f) cost of all insurance relating to the Project, including the cost of and deductibles under casualty, rental and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith; (g) all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether they be levied by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined, together with any and all reasonable costs of protesting taxes and legal fees
LEASE AGREEMENT — Page 2

incident thereto; provided, however Basic Costs shall not include excess profits taxes, franchise taxes or state and federal income taxes, except to the extent levied or assessed in lieu of any taxes described in the preceding portions of this subclause; (h) cost of repairs and general maintenance, including, without limitation, reasonable depreciation charges applicable to all equipment used in repairing and maintaining the Project, but specifically excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or by other third parties; (i) cost of capital improvements items, amortized over a period not to exceed three (3) years, which are acquired primarily for the purpose of reducing Basic Costs or which are required to comply with any change in the laws, rules or regulations of any governmental authority or which will extend the life of the Building; (j) management fees (not to exceed 5% of total annual gross income) paid by Landlord to third parties or to management companies owned by, or management divisions of, Landlord; and (k) costs of accounting and professional services (including inspection and consultation). Basic Costs shall not include the cost of capital improvements to the Project (except as provided above); expenses for repair, replacement and general maintenance to the extent paid by proceeds of insurance or other third parties; costs of alterations attributable solely to tenants other than Tenant; depreciation of the Project (except as provided above); principal and interest payments on loans to Landlord; or lease commissions and any applicable costs attributable to leasing of the Building.
     1.10 “Basic Costs Base Rate”
     Shall mean the actual aggregate amount of Basic Costs incurred by Landlord in connection with the Project during the twelve (12) month period beginning on the Execution Date (the “Base Year”).
     1.11 “Excess Basic Costs”
     The positive amount by which the actual aggregate amount of Basic Costs incurred by Landlord in connection with the Project during any calendar year exceeds the Basic Costs Base Rate (it being agreed and understood that in no event shall such amount be a negative number).
     1.12 “Energy Costs”
     “Energy Costs” shall mean all costs incurred by Landlord for: (a) any and all forms of fuel or energy utilized in providing electricity to the Project; (b) sales, use, excise and other taxes and charges assessed by governmental authorities or utility companies on energy sources supplied to the Project; and (c) all other costs incurred by Landlord in providing electricity to the Project.
     1.13 “Additional Rental”
     “Additional Rental” shall mean the sum of the following: (a) Tenant’s Proportionate Share of the Excess Basic Costs; plus (b) Tenant’s Proportionate Share of all Energy Costs incurred by Landlord in connection with the Project during any calendar year.
     1.14 “Common Areas”
     “Common Areas” shall mean those areas within the Building or the Project devoted to open corridors, lobbies, elevator foyers, restrooms, vending areas and other similar facilities which Landlord, from time to time, elects to make available for the common use or benefit of tenants generally and/or the public.
     1.15 “Service Areas”
     “Service Areas” shall mean the elevator, electrical and heating, ventilating and air conditioning mechanical rooms, janitorial closets, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts, and vertical ducts (but shall not include any such areas for the exclusive use of any particular tenant such as special stairs or elevators), to which Tenant and other occupants of the Building will not have access without the prior written consent of Landlord, which may be conditioned upon such requirements and payment of such charges as Landlord may deem appropriate.
     1.16 “Net Rentable Area”
     “Net Rentable Area” shall mean, for all purposes of this Lease, 193,119 square feet with respect to the Building, and the Net Rentable Area set forth in Section 1.2 above with respect to the Premises. Net Rentable Area of the Premises includes an allocation of the square footage within Common Areas and Service Areas. No deductions from Net Rentable Area are made for columns or projections necessary to the Building. Landlord advises Tenant and Tenant acknowledges that net rentable area of a building can vary based upon many factors, including the method and measuring tools used in calculating net rentable area and differences in the application of such methods or measuring tools. Tenant also acknowledges that Landlord has given Tenant the opportunity to verify the Net Rentable Area of the Premises and Building as described herein. Accordingly, Landlord and Tenant agree that the Net Rentable Area of the Building and the Premises are hereby stipulated for all purposes hereof to be the number of square feet specified above, whether the same should be more or less as a result of variations resulting from actual construction and completion of the Premises for occupancy, the methods or measuring tools used to calculate the Net Rentable Area and/or any differences in the application of such methods or measuring tools.
     1.17 “Project”
     “Project” shall mean the Land and the Building, the Common Areas, the Service Areas, the parking facilities, parking garage and other structures, improvements and landscaping, now or hereafter placed, constructed or erected thereon.
     1.18 “Building Standard Improvements” or “Building Standard”
        Intentionally deleted.
     1.19 “Normal Business Hours” shall mean 7:00 a.m. until 7:00 p.m., Monday through Friday, and 8:00 a.m. until 1:00 p.m. on Saturday, except for holidays, which for purposes hereof shall mean New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and such other national holidays as may be established by the United States government.
LEASE AGREEMENT — Page 3

     1.20 “Work Letter” shall mean the Work Letter Agreement, if any, entered into between Landlord and Tenant which is attached to this Lease as Exhibit “D” and made a part hereof.
ARTICLE II
LEASE

     2.1 Lease Grant
     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Lease Term, subject to and upon the terms and provisions set forth herein.
     2.2 Lease Term
     The term of this Lease shall commence on the Commencement Date and shall continue thereafter until the expiration of the Lease Term, unless this Lease is sooner terminated or extended to a later date under any other term or provision hereof.
     2.3 Condition of Premises; Early Occupancy.
     (a) Tenant has inspected and approved the condition of the Premises and agrees that the Premises are suitable for Tenant’s use and occupancy, except for any latent structural or mechanical defects in the Expansion Premises and items described in the Work Letter Agreement. Tenant acknowledges that Landlord has not undertaken and shall not be required to perform any modifications, alterations or improvements to the Premises, and that, except as provided in this Lease Agreement, all installations and improvements now or hereafter placed on the Premises shall be at Tenant’s cost (and Tenant shall pay any ad valorem taxes and increased insurance thereon or attributable thereto).
     (b) Tenant agrees to construct or have constructed within the Premises, in accordance with working drawings, plans and specifications prepared by Tenant’s architect and approved by Landlord and Tenant, the improvements which are described in the approved plans. All construction by Tenant within the Premises shall be subject to the requirements of Exhibit “D” attached hereto and made a part hereof.
     (c) Tenant may enter the portion of the Premises located on the First and Fifth Floors of the Building prior to the Effective Date to construct Tenant’s Work (as defined in the Work Letter attached hereto as Exhibit D). Such entry shall be subject to all of the terms and conditions of this Lease and Exhibit D attached hereto and incorporated herein by this reference, excepting only the obligation to pay the monthly installment of Base Rent or Tenant’s Pro Rata Share of Energy Costs.
ARTICLE III
RENT

     3.1 Rent
     Tenant agrees to pay during the Lease Term to Landlord, without any demand, setoff or deduction whatsoever (except as otherwise expressly permitted by this Lease), the Base Rental, Additional Rental and all such other sums of money as shall become due under this Lease or any exhibits or addenda to this Lease, all of which are sometimes herein collectively called “rent”, for the nonpayment of which Landlord shall be entitled to exercise all such rights and remedies as are herein provided in the case of the nonpayment of Base Rental. The obligation of Tenant to pay rent is an independent covenant, and no act or circumstance whatsoever, whether such act or circumstance constitutes a breach of covenant by Landlord or not, shall release Tenant from the obligation to pay rent hereunder.
     3.2 Base Rental
     The Base Rental shall be due and payable by Tenant to Landlord, and Tenant hereby agrees to pay Landlord Base Rental, in the monthly amounts set forth in Section 1.6 above, on the first day of each calendar month during the Lease Term and any extensions or renewals thereof, at Landlord’s address provided herein (or at such other address as may be designated by Landlord in writing from time to time), in advance, and without any demand, setoff or deduction whatsoever. If the term of the Lease commences on a date other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rental and any adjustments thereto for such month or months shall be prorated based on the number of days in such month.
     3.3 Additional Rental
     In addition to the Base Rental required to be paid by Tenant to Landlord pursuant to the provisions hereof, Tenant shall also pay Landlord Additional Rental during the Lease Term and any extensions or renewals thereof, at Landlord’s address provided herein (or at such other address as may be designated by Landlord in writing from time to time), and without any demand, setoff or deduction whatsoever, calculated and payable in accordance with the following provisions:
     (a) Landlord may collect such Additional Rental, or any portion thereof, monthly, in advance, based upon an estimate, and/or in arrears on a yearly basis. In the event Landlord elects to collect the Additional Rental or any portion thereof in arrears, Tenant shall pay such Additional Rental within thirty (30) days after the date Tenant receives a statement
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from Landlord. Landlord shall also have the option to make an estimate of the Additional Rental for each upcoming calendar year, or portion thereof in the event of a partial calendar year, and upon written notice to Tenant, may require that Tenant pay Landlord Additional Rental based upon such estimates at the same time and on the same date that the monthly installments of Base Rental are due hereunder, in which event, Tenant will begin paying the Additional Rental with the next installment of Base Rental due after receipt of Landlord’s notice, and will continue paying such increase until Landlord revises Landlord’s estimate. In the event that Landlord delivers notice of the estimate to Tenant for any calendar year after the particular calendar year has already commenced, then Landlord shall also be entitled to require Tenant to pay concurrently with the next installment of Base Rental due under the Lease the amount by which (i) the product of one-twelfth (1/12th) of the amount of the estimated Additional Rental for such calendar year times the number of calendar months in such year which have already wholly or partially expired, exceeds (ii) the Additional Rental which has previously been paid by Tenant with respect to such calendar year. At any time and from time to time during the Lease Term, Landlord will have the right by written notice to Tenant (which notice shall include an explanation as to the justification for such adjustment), to change the amount of the monthly Additional Rental payable by Tenant hereunder to reflect more accurately, in the reasonable judgment of Landlord, any change in Landlord’s estimate of the actual Additional Rental, such change to be effective with the next installment of Base Rental due after receipt by Tenant of Landlord’s written notice. Any amounts paid based on Landlord’s estimate of the Additional Rental shall be subject to adjustment pursuant to Section 3.3(b) hereof when actual Basic Costs and Energy Costs are available for each calendar year.
     (b) By April 1 of each calendar year during Tenant’s occupancy, or as soon thereafter as is reasonably practical, Landlord shall furnish to Tenant a statement of Landlord’s calculation of Additional Rental for the previous calendar year. If for any calendar year Additional Rental collected for the prior year, as a result of Landlord’s estimate of Basic Costs or Energy Costs, is in excess of the Additional Rental actually due during such prior year, then Landlord shall refund to Tenant any overpayment within thirty (30) days following the date Landlord delivers such statement to Tenant. Likewise, subject to Tenant’s rights under Section 3.3(c) below, Tenant shall pay to Landlord, within thirty (30) days following receipt of such statement, any underpayment of Additional Rental with respect to the prior year.
     (c) Tenant, at its expense, shall have the right no more frequently than once per calendar year, following prior written notice to Landlord, to review Landlord’s books and records relating to Additional Rental. Such request by Tenant must be made within forty five (45) days after receipt of Landlord’s annual statement regarding Additional Rental. Tenant is entitled to object to Landlord’s calculation of Tenant’s Proportionate Share of Excess Basic Costs and/or Energy Costs by sending notice specifying such objection and the reasons therefor to Landlord no later than thirty (30) days after Landlord makes such books and records available for examination. If Tenant objects to any portion of Landlord’s annual statement regarding Additional Rental, Landlord shall refer the matter to an independent certified public accountant, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Tenant shall promptly pay the cost of such certification unless such certification determines that the annual statement or any separate statement was in error to Tenant’s detriment. Tenant shall have no right to review such books and records following the expiration of such forty (45) day period. Pending resolution of any Tenant objection to the annual statement, Tenant shall continue paying Additional Rent in the amounts determined by Landlord, subject to adjustment after any such objections are so resolved.
     (d) Notwithstanding any provision contained herein to the contrary, if less than ninety five percent (95%) of the Net Rentable Area of the Building is occupied during any calendar year of the Lease Term, Additional Rental for purposes of Section 3.3(a) and 3.3(b) hereof shall be increased to the extent necessary to reflect the charges which would have been incurred if ninety five percent (95%) of the Net Rentable Area of the Building had been occupied during such year.
     (e) If the term of the Lease commences on a date other than the first day of a calendar year, or ends on a date other than the last day of a calendar year, then during the first and/or last calendar years of the Lease Term, as appropriate, Basic Costs and the Basic Costs Base Rate shall be prorated on the basis of the number of days elapsing during such year to reflect the portion of the Basic Costs and the Basic Costs Base Rate which is allocable to the portion of such first or last year which is included within the Lease Term.
     3.4 Personal Property Taxes; Taxes on Leasehold Improvements
     (a) Tenant agrees to pay, before delinquency, all taxes, fees or charges, rates, duties and assessments, imposed, levied, or assessed directly against Tenant, or indirectly through Landlord, which accrue during the Lease Term upon Tenant’s equipment, furniture, trade fixtures and other personal property located in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property, and if Landlord elects to pay same, or if the assessed value of the Landlord’s property is increased by inclusion of any items for which Tenant is responsible, and Landlord elects to pay the taxes based upon such increase, Tenant shall pay to Landlord that part of the taxes for which Tenant is liable hereunder within thirty (30) days following the date that Landlord delivers a statement to Tenant (including a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property).
     (b) Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest taxes levied against the Premises and the Project (other than taxes levied directly against Tenant’s personal property within the Premises). Tenant, to the maximum extent permitted by law; (i) irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Premises or the Project (including, without limitation, any rights set forth in Section 41.413 of the Texas Property Tax Code, as such section may be amended and/or supplemented from time to time); (ii) assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Premises or the Project, including without limitation, any rights arising under Sections 41.413 and 42.015 of the Texas Property Tax Code; and (iii) agrees that it will not protest or appeal any such appraisal or reappraisal before a governmental authority without the express written authorization of Landlord.
     3.5 Security Deposit
     Intentionally deleted.
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     3.6 Late Rent
     Intentionally deleted.
     3.7 Interest on Past Due Obligations
     All installments of rent and any other sums payable by Tenant hereunder which are not paid within thirty (30) days of the due date shall bear interest (“Interest”) from the date due until paid at a per annum rate of interest equal to the lesser of the maximum lawful rate, or the rate of eighteen percent (18%) per annum.
ARTICLE IV
CONSTRUCTION

     If construction is required with respect to the Premises prior to the Effective Date, it shall be done pursuant to the provisions of the Work Letter attached hereto. Tenant acknowledges that except as otherwise provided in the Work Letter attached hereto, Landlord has not undertaken and shall not be required to perform any modifications, alterations or improvements to the Premises, and that, except as provided in the Work Letter, all installations and improvements now or hereafter placed on the Premises shall be at Tenant’s cost (and Tenant shall pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost shall be payable by Tenant to Landlord upon demand as additional rent.
     Post construction TAS (Texas Accessibility Standards) inspections must be completed by Accessology, Inc. or other Sabre Realty Management, Inc. pre-approved inspector.
ARTICLE V
OCCUPANCY AND CONTROL

     5.1 Use
     The Premises shall be used for financial and related services or general office purposes only and for no other purposes. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, or which may result in cancellation of Landlord’s insurance policies or result in an increase in the premiums thereunder.
     5.2 Governmental Laws and Regulations
     Tenant will be solely responsible for obtaining all certificates and licenses necessary for Tenant’s occupancy of the Premises and conducting its business therein. Tenant will, at Tenant’s sole cost and expense, comply with all applicable laws, ordinances, rules, and regulations, now in force or hereafter enacted, of any governmental entity or agency having jurisdiction over the Premises and relating to the use or occupancy of the Premises or the conduct of Tenant’s business therein.
     5.3 Building Rules and Regulations
     Tenant will comply, and will cause all of its agents, employees, invitees and visitors to comply, with all rules and regulations of the Building now or hereafter adopted by Landlord, including but not limited to the rules and regulations which are set forth on Exhibit “C” attached hereto and incorporated herein by reference for all purposes. Landlord shall at all times have the right to reasonably change the rules and regulations of the Building or to reasonably amend them in any manner deemed by Landlord to be appropriate for the safety, efficiency, care and cleanliness of the Building or the Premises and not inconsistent with this Lease nor imposing any additional obligation on Tenant to make payments to Landlord, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new rules shall be binding upon Tenant five (5) days after written notice thereof to Tenant. All rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other person the any claim, demand or cause of action against Landlord arising out of the violation of such rules by any other tenant, occupant or visitor of the Building, or out of the enforcement or waiver of the rules by landlord in any particular instance. Landlord will use reasonable efforts to enforce rules by other tenants, to the extent that Tenant’s use of the Premises is impaired by violations..
     5.4 Entry by Landlord for Repairs and Inspections
     Landlord, its agents and representatives shall be permitted to enter into and upon any part of the Premises at all reasonable hours for reasonable purposes, including to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last six (6) months of the Lease Term) or insurers, or to clean or make repairs, alterations or additions thereto, or to perform any other act or action required or permitted to be performed by Landlord under this Lease; provided, however, that (a) Landlord shall use reasonable efforts to avoid or minimize any interference with, the operation of the business of Tenant, (b) landlord shall provide reasonable advance written or oral notice of Landlord’s entry into the Premises for such purpose (except for emergencies, when no such notice will be required), and (c) Tenant’s access to the Premises shall be reasonably maintained. Notwithstanding anything in this Section 5.4 to the contrary, Landlord is not obligated to provide any notice to Tenant in connection with entry into the Premises to provide the janitorial services set forth on Exhibit E to this Lease.
     5.5 Parking
     During the term of the Lease, provided Tenant is not in default in the payment or performance of its obligations under this Lease beyond any applicable grace or cure period, Landlord agrees to designate fifty-four (54) reserved surface parking spaces in the area shown on Exhibit B-1 attached hereto and incorporated herein for all purposes. In addition to the reserved parking provided for on Exhibit B-1, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the building, their guests and invitees, of the non-reserved common automobile parking areas, driveways and footways associated with the Building, subject to the rules and regulations for the use thereof prescribed from time to time by Landlord.
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No specific designated spaces are to be assigned to Tenant except as otherwise provided in this Section 5.5. Landlord shall have the right to reserve any parking spaces not reserved for Tenant as it elects and condition use thereof on such terms as it elects.
     5.6. Environmental Condition of Premises
     Tenant shall not dispose, store, treat, process, manufacture or otherwise handle at, in, under or about the Premises, any hazardous substances, solid wastes, or other substances known or suspected to pose a threat to health or the environment, including, without limitation, any “hazardous waste” or “hazardous substance” as defined under any applicable environmental law, asbestos, polychlorinated biphenyls, petroleum-based products and any substances which under applicable environmental laws require special handling or notification of any federal, state or local governmental entity (collectively, “Hazardous Materials”). Tenant shall conduct and complete all investigations, studies, sampling and testing and all remedial removal and other actions necessary to clean up and remove all Hazardous Materials generated by Tenant on or from any portion of the Premises in accordance with all applicable environmental laws within sixty (60) days after Tenant first obtains knowledge or notice of such Hazardous Materials; provided that: (a) Landlord shall be entitled to approve the contractors and the remediation contract; (b) Tenant shall cause such contract to provide that Landlord shall be provided with copies of all reports, notices and other written information prepared or submitted in connection with the work, Landlord shall be named as additional insured on the insurance policies to be carried thereunder, Landlord shall be entitled to rely upon the contents of any reports and other information prepared in connection with the remediation process, and the work shall be completed in such a manner as to not interfere with other tenants or Landlord in the use or occupancy of the Building; and (c) at Landlord’s option, and at Tenant’s expense, Landlord may conduct and complete such investigations, studies, sampling, testing and remedial removal, in which event, Tenant shall reimburse Landlord for all costs incurred in connection therewith within ten (10) days following receipt of an invoice therefor. Tenant shall notify Landlord immediately upon Tenant’s receipt of notice from any governmental authority of a violation of any applicable environmental law and any knowledge Tenant may have of the presence of Hazardous Materials at, in, under or about the Premises. Tenant agrees to defend, indemnify and hold harmless Landlord, its employees, agents, shareholders, officers and directors from and against any claims, demands, obligations, penalties, fines, suits, liabilities, settlements, damages, losses, costs or expenses (including, without limitation, attorneys’ and consultant fees and expenses, investigation, laboratory fees and expenses, clean-up costs, court costs and other litigation expenses) of whatever kind or nature, known or unknown, arising out of or in any way related to the presence, removal or production of any Hazardous Materials generated by Tenant on or from any portion of the Premises.
ARTICLE VI
SERVICES AND UTILITIES

     6.1 Services to be Furnished by Landlord
     Landlord agrees to furnish Tenant, for the portion of the Premises occupied by Tenant the following services:
     (a) Electricity for lighting fixtures, mechanical services, general Building operations and equipment, including business equipment and accessories, customary for the purpose for which the Premises may be used under this Lease.
     (b) Hot and cold water at those points of supply provided for general use of other tenants in the Building.
     (c) Landlord shall provide heat and air-conditioning to the Premises as required therein from 7:00 a.m. to 7:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturdays, subject to the other provisions of the Lease, except that (i) Landlord shall not be required to provide such services on Sundays or local, state or national holidays; and (ii) Landlord shall provide such services during hours other than those stated above upon at least twenty four (24) hours prior notice from Tenant to Landlord at the rate of $45.00 per hour, per floor, with a two (2) hour minimum, which amount shall be payable by Tenant to Landlord within ten (10) days following receipt of an invoice therefor;
     (d) Janitorial service, weekdays except for normal business holidays, including janitorial service to the Premises substantially in accordance with the janitorial specifications which are set forth on Exhibit E attached hereto.
     (e) Routine maintenance and electric lighting service for all Common Areas of the Building in the manner and to the extent deemed by Landlord to be standard.
     (f) Subject to the provisions of Section 6.2 hereof, facilities to provide electric current in the manner and to the extent deemed by Landlord to be standard.
     (g) Fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas.
     (h) Access to the Building, which may be limited by Landlord during hours other than Normal Business Hours. Landlord may require those tenants requesting access to the Building during other than Normal Business Hours to pay a $25.00 deposit for each magnetic access card which Landlord supplies for after-hours access to the Building, which deposit shall be fully refundable, at any time, upon surrender of each such card. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord with respect thereto.
     (i) An elevator key-card access system to allow Tenant to restrict access, 24 hours a day, 7 days a
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week, to the portion of the Premises located on the 7th and 8th floors for Tenant’s exclusive use. Tenant acknowledges and agrees that Landlord has not warranted, and does not hereby warrant, the effectiveness of any such security system and does not undertake any responsibility for security of the Premises. Tenant agrees that Landlord and its agents are entitled to access to the Premises for the purposes set forth in the Lease.
     6.2 Use of Electrical Services by Tenant
     Tenant’s electrical equipment and overhead lighting shall be restricted to that equipment which individually and collectively does not have a rated capacity greater than equipment and lighting normally utilized in general office use, as determined by Landlord, which in no event shall exceed a collective average of three (3) watts per square foot of area within the Premises. If Landlord should determine that Tenant’s consumption of electrical services exceeds the limitations set forth in the preceding sentence, or exceeds the capacity of existing wiring, risers or feeders to the Building, then Landlord shall be entitled, in its sole and absolute discretion, to require Tenant to terminate any excess usage and, in such event, Tenant shall, at its sole cost and expense, remove any equipment and/or lighting necessary to achieve compliance within ten (10) days after receiving notice from Landlord. At Landlord’s option, in the event Landlord elects to provide any such excess electrical requirements, electrical current for such equipment and machinery may be provided by Landlord through metering devices installed, at Tenant’s expense, by Landlord or the utility company providing such service. In the event Tenant has excess electricity requirements for which Landlord does not elect to separately meter, Landlord’s engineer shall be entitled to determine the amount of excess electricity to be allocated to Tenant based upon the power requirements of any such equipment or machinery. Tenant shall pay for all costs of installation and maintenance of submeters, wiring, air conditioning and other items required by Landlord, in Landlord’s discretion, to accommodate Tenant’s excess design loads and capacities. Tenant shall pay to Landlord within ten (10) days following receipt of a request therefor, the cost of the excess consumption of electrical service at rates from time to time determined by Landlord. Landlord may, at its option, upon not less than fifteen (15) days prior written notice to Tenant, discontinue the availability of extraordinary utility service.
     6.3 Interruption of Services
     Except as expressly provided in this Lease, the failure by Landlord to any extent to furnish, or the interruption or termination of any services required of Landlord under this Lease, in whole or in part, shall not render Landlord liable to Tenant in any respect, nor be construed as an eviction of Tenant or breach of any implied warranty of suitability, habitability or otherwise, create or permit Tenant to receive an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement hereof, and Tenant shall have no claim or offset or abatement of rent or damages on account of any interruption in services under this Lease. If any services or utilities are interrupted or discontinued for more than three (3) consecutive days, and Tenant shall have given written notice respecting such interruption or discontinuance to Landlord, Rent hereunder shall thereafter be abated to the extent that the Premises are unusable, provided if occupancy of the Premises is substantially impaired, then the Rent shall be abated in full, commencing on the date Landlord shall have failed to cure, until such time as such services or utilities are restored or Tenant begins using the Premises again, whichever shall first occur. Such abatement of Rent shall be Tenant’s sole recourse in the event of a discontinuance or interruption of service or utilities required by Landlord hereunder. Notwithstanding the foregoing to the contrary, under no circumstances shall any interruption or discontinuance of any services or utilities not required to be provided by Landlord hereunder, or of any extra or additional services or utilities that Tenant may request under Article 6.1 of the Lease, give rise to any claims for damages of any kind, or for abatement, set-off or withholding of Rent, or relieve Tenant from its obligations hereunder in any way whatsoever, or give rise to claims that such interruption or discontinuance constitutes an eviction or disturbance of Tenant’s use or possession of the Premises or any part thereof.
ARTICLE VII
REPAIRS, MAINTENANCE AND ALTERATIONS

     7.1 Acceptance of Premises by Tenant
     See Section 2.3 above.
     7.2 Maintenance and Repair of Premises by Landlord
     Except as otherwise expressly provided herein, Landlord shall not be required to make any repairs to or maintain the Premises. Subject to Article 7.3 below, Landlord shall keep the Common Areas of the Project in good and sanitary condition, working order and repair (the cost of which shall be included in Basic Costs, as described in Article 1, except as limited therein with respect to capital expenditures), including reasonable and timely efforts to maintain and repair Building elevators, lavatory fixtures in Common Areas, roof, exterior walls, parking lot and other Common Area systems, such as mechanical, electrical, HVAC and plumbing, as necessary to maintain the Building in a condition comparable to other comparable office buildings in the Las Colinas area.
     7.3 Repairs by Tenant
     Tenant will, at Tenant’s own cost and expense, keep the Premises in good condition and repair, and shall repair or replace to the reasonable satisfaction of Landlord, under the supervision of the Landlord, any injury or damage done to the Premises, the Project, or any part thereof caused by Tenant or Tenant’s agents, employees, invitees or visitors; provided, that Tenant shall make no repairs to the Premises or the Project without the prior written consent of Landlord. The performance by Tenant of its obligation to maintain and make repairs shall be conducted only by contractors approved by Landlord, in accordance with such requirements as Landlord may elect to impose in connection therewith, after plans and specifications therefor have been approved by Landlord. If Tenant fails to make such repairs or replacements promptly, or within fifteen (15) days of occurrence, or if Landlord for any reason otherwise elects to do so, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the cost thereof to Landlord within thirty (30) days following receipt of a request therefor together with Interest from the date expended until repaid.
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     7.4 Alterations by Tenant
     Tenant will not make or allow to be made any alterations to the Premises, install any vending machines in the Premises (other than currently existing vending machines), or place signs, decorations or other matters on the Premises or the exterior glass of the Premises which are visible from outside the Premises (other than currently existing signs and decorations), without first obtaining the written consent of Landlord in each such instance, which consent may not be unreasonably withheld or delayed. Any and all such alterations, physical additions or improvements when made to the Premises by Tenant, shall be at Tenant’s sole cost and expense and shall be reasonably supervised by Landlord. Landlord shall have no obligation to repair, maintain or insure same. Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with such alterations, additions and improvements, including the cost of reviewing plans and specifications and supervising construction. All work to be performed by or for Tenant pursuant hereto will be performed, at Tenant’s sole cost and expense, diligently and in a good and workmanlike manner and in compliance with all applicable laws, rules, ordinances, and regulations of any public authority having jurisdiction over the Building and/or Tenant. Any and all alterations to the Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Subject to Section 7.5 below, Landlord may, nonetheless, require Tenant to remove any and all fixtures, equipment and other improvements installed on the Premises and to restore the Premises to the condition existing prior to installation thereof.
     7.5 Surrender of Premises by Tenant
     At the termination of the Lease, whether caused by lapse of time or otherwise, Tenant shall at once surrender possession of the Premises and deliver the Premises to Landlord in as good repair and condition as at the commencement of Tenant’s occupancy, reasonable wear and tear and damage by casualty excepted, and shall deliver to Landlord all keys to the Premises, and, if such possession is not immediately surrendered, Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof, by force, if necessary, without having any civil or criminal liability therefor. Tenant shall remove all furniture, movable trade fixtures and equipment within ten (10) days of the termination of the Lease if this Lease is terminated prior to the scheduled expiration date and without Tenant’s written consent. All such removals shall be accomplished in a good and workmanlike manner so as not to damage the Premises, the Building or the plumbing, electrical lines or other utilities. Tenant agrees to repair, at Tenant’s expense, any damage to the Premises or the Building resulting from the removal of any such items of property including, without limitation, repairing the floor and patching and painting the walls where reasonably required by Landlord. All furniture, movable trade fixtures and equipment, and at Landlord’s option all alterations, additions and improvements, installed by Tenant not removed on or prior to the date of such termination (or the 10 day period provided in this Article VII) shall thereupon be conclusively deemed to have been abandoned by Tenant and may, at Landlord’s option, be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice or compensation to Tenant or any other person. Tenant will pay to Landlord within fifteen (15) days following receipt of a request therefor, all expenses incurred by Landlord in connection with Landlord’s disposition of such property, including without limitation, the cost of repairing any damage to the Building or the Premises. Tenant’s obligations under this paragraph shall survive the expiration or earlier termination of this Lease.
ARTICLE VIII
ASSIGNMENT AND SUBLETTING BY TENANT

     8.1 Consent
     (a) Tenant shall not assign, sublease, transfer, or license this Lease or any interest therein (collectively and individually, a “Transfer”), without the prior written consent of Landlord. Any attempted Transfer by Tenant in violation of the terms and covenants of this paragraph shall, at Landlord’s option, exercisable in Landlord’s sole and absolute discretion, be void. Consent by Landlord to one or more Transfers shall not operate as a waiver of Landlord’s rights as to any subsequent Transfer. In determining whether or not to consent to a proposed Transfer, Landlord may consider and may refuse to consent to the proposed Transfer on the basis of, in addition to any other reasons Landlord may deem appropriate, the following: (i) the proposed transferee’s financial condition or history is not sufficient, in Landlord’s opinion, for the obligations undertaken by such party in connection with the Transfer; (ii) the proposed transferee’s business or use of the Premises; (iii) the proposed use is different than the Permitted Use, would require more parking spaces, cause traffic congestion, or require an increase in utility usage or other services or more management attention, time or expenditures than that required in connection with the Premises prior to the proposed Transfer; (iv) the proposed transferee is a government agency or already an occupant of the Building or is a person or entity with whom Landlord is then negotiating or has negotiated with within the previous six (6) months; (v) Tenant is in default under this Lease beyond applicable grace or cure periods; (vi) any portion of the Building or Premises would become subject to additional or different governmental laws or regulations as a consequence of the proposed Transfer and/or the proposed transferee’s use or occupancy of the Premises; (vii) any modifications or alterations would be required to the Premises in connection with the proposed Transfer; (viii) the rentals payable by the proposed transferee in connection with the Transfer are less than the greater of the market rental rate for space in the Building, as determined by Landlord, or the rent payable by Tenant under this Lease; and/or (ix) the proposed Transfer or the use to be made of the Premises would violate any other agreements affecting the Premises, the Building or Landlord, or would increase by more than five percent (5%) the density of employees and/or other persons using the Premises from the density maintained by Tenant prior to the Transfer. Tenant acknowledges that the foregoing list is not an exclusive list of the reasons for which Landlord may withhold its consent to a proposed Transfer, and that Landlord may withhold its consent for any reason that Landlord deems appropriate.
     (b) Tenant shall not in any manner advertise the Premises or this Lease as being available for assignment or sublease without the prior written consent of Landlord, which, in Landlord’s sole and absolute discretion, may be withheld or denied. In the event Landlord consents to any such advertisement by Tenant, Landlord shall be entitled to condition such consent and to restrict the contents of the advertisement in such manner
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and on such terms as Landlord deems necessary or advisable. Tenant will strictly comply with the terms of Landlord’s consent and any conditions or restrictions imposed by Landlord in connection therewith. Consent by Landlord to any such advertising shall not operate as consent by Landlord to any ensuing assignment or sublease, or as a waiver by Landlord of Landlord’s rights as to any subsequent advertising desired or requested by Tenant.
     (c) Tenant shall bear all reasonable costs and expenses incurred by Landlord in connection with a proposed Transfer, including without limitation, reasonable attorneys fees incurred in connection with the review, preparation and/or negotiation of any documents or other information related to the Transfer.
     (d) Notwithstanding anything to the contrary in this Section 8.1, Landlord’s consent shall not be required for a Transfer by Tenant as follows: (i) to an entity that controls Tenant, that Tenant controls or that is under common control with Tenant as of the date hereof, (ii) to an entity into which Tenant is merged or consolidated, provided that the surviving entity’s balance sheet (prepared in accordance with generally accepted accounting principles) establishes that the surviving entity then has a net worth equal to or greater than $50,000,000, or (iii) to an entity which acquires all, or substantially all, of the assets or stock of Tenant, provided that such purchaser’s balance sheet (prepared in accordance with generally accepted accounting principles) establishes that such purchaser then has a net worth equal to or greater than $50,000,000 (hereinafter, any of the foregoing shall be referred to as a “Related Transfer”). Furthermore, the provisions of Sections 8.2 and 8.3shall not apply to a Related Transfer, but Tenant shall comply with the terms of this Section 8.1. The term “control” shall mean fifty-one percent (51%) of the voting ownership of the entity.
     8.2 Landlord’s Option
     Intentionally deleted.
     8.3 Proceeds of Transfer
     If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord twenty-five percent (25%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant for any changes, alterations and improvements to the Premises and any brokerage commissions in connection with the Transfer. If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid as Tenant receives payment from such Transferee in any calendar month in excess of the Rent under this Lease for such month, within ten (10) days after Tenant receives such payments. In lieu of accepting such percentage of the Transfer Premium, Landlord may elect in writing within ninety (90) days after Tenant’s notice, to increase the monthly Base Rent hereunder by an amount equal to (a) Landlord’s share of such Transfer Premium, divided by (b) the number of months remaining in the Term after the date of the Transfer.
     8.4 Continuing Liability
     Notwithstanding any Transfer, Tenant and any guarantor of Tenant’s obligations under the Lease shall at all times remain fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the Lease (even if future Transfers occur subsequent to the assignment or subletting by Tenant, and regardless of whether or not Tenant’s approval has been obtained for such future Transfers).
     8.5 Transfer of Tenant Ownership Interests
     Intentionally deleted.
     8.6 Bankruptcy
     Notwithstanding any provision contained herein to the contrary, if the Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be directly paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not directly paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which the Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act or deed to have assumed all of the obligations arising under the Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.
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ARTICLE IX
LIENS BY TENANT

     Tenant will not permit any mechanic’s lien(s) or other liens to be placed upon the Premises, the Building or Tenant’s interest in this Lease and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanics’ or other liens against the Premises. In the event any such lien is attached to the Premises, the Building, or Tenant’s interest in this Lease, then, Tenant shall discharge the same within thirty (30) days after written notice from Landlord by bond or otherwise, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien, without being responsible for investigating the validity thereof, and the amount so paid shall be deemed Additional Rental reserved under this Lease due an payable upon demand, without limitation as to other remedies available to Landlord under this Lease.
ARTICLE X
INSURANCE

     10.1 Property Insurance
     Landlord shall maintain primary, non-contributory fire and extended coverage insurance on the Building and the machinery, personal property and equipment owned by Landlord and used in connection with the Building, in such amounts as may be desired by Landlord, but in an amount of not less than 90% of the full insurable replacement value of the Project (exclusive of the costs of excavation, foundations, and footings, and such risks to be covered by Tenant’s insurance) or such other amount necessary to prevent Landlord from being a co-insurer and such other coverage as Landlord shall deem appropriate or that may be required by any Holder (as hereinafter defined). Landlord shall not be required to maintain insurance on property owned by any tenant of the Building or for which any tenant of the Building is legally responsible, or for alterations, leasehold improvements or additions made, installed or purchased by or on behalf of any tenant of the Building. All insurance required by Landlord hereunder shall be maintained at the expense of Landlord (as a part of the Basic Costs), and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interest shall appear or as they shall agree. Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and in such additional amounts as may be required to meet Tenant’s obligations pursuant to Article XII hereof.
     10.2 Liability Insurance
     Tenant and Landlord shall, each at its own expense, maintain a policy or policies of commercial general liability insurance with respect to the respective activities of each in the Building naming Landlord as an additional insured by endorsement in form acceptable to Landlord, and issued by and binding upon an insurance company, such insurance to afford minimum protection of not less than $2,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall not be required to maintain insurance against thefts within the Premises or the Building generally.
     10.3 Policy Form
     All insurance required of Tenant shall be in form and content and written by one or more insurance companies licensed to do business in the state of Texas and rated not less than “X” and carrying a financial rating of not less than “secure” as designated in the most current Best’s Insurance Guide. Tenant shall, at Landlord’s request from time to time, provide Landlord with current certificates of insurance evidencing Tenant’s compliance with Section 10.1 and with Section 10.2 hereof. Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord that a policy is due to expire at least ten (10) days prior to such expiration.
     10.4 Liability of Landlord/Damages from Certain Causes
     Landlord shall not be liable to Tenant or to Tenant’s employees, agents, licensees, or visitors, or to any other person whomsoever, for and Tenant hereby releases Landlord from (i) any injury or damage to person or property due to the Building or the Land or any part thereof becoming out of repair or by defect in or failure of pipes or wiring, or by the backing up of drains or by the bursting or leaking of pipes, faucets and plumbing fixtures or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises, (ii) any loss or damage that may be occasioned by or through the acts or omissions of other tenants in the Building, or any person entering the Building, (iii) for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition or order of governmental authority, or any other matter beyond the control of Landlord, or (iv) any damage or inconvenience which may arise through repair or alteration of any part of the Building or the Premises, INCLUDING WITHOUT LIMITATION, ANY OF THE FOREGOING MATTERS CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE OF LANDLORD, but excluding any of the foregoing caused by Landlord’s gross negligence or intentional misconduct. Tenant agrees that all personal property upon the Premises shall be at the risk of Tenant only, and that Landlord shall not be liable for any damage thereto or theft thereof.
     10.5 Waiver of Subrogation Rights
     Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, the Building, or any improvements thereto, or any personal property of any party therein, by reason of fire, the elements, or any other cause(s) which are insured against under the terms of the standard fire and
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extended coverage insurance policies referred to in Section 10.1 hereof, regardless of cause or origin, including negligence of the other party hereto, its agents, officers, or employees.
ARTICLE XI
INDEMNIFICATION OF LANDLORD BY TENANT

     To the extent permitted by applicable law, Tenant agrees that it will indemnify and hold Landlord harmless of, from and against (i) all fines, suits, loss, cost, liability, claims, demands, actions and judgments of every kind and character by reason of any breach, violation or nonperformance of any term, provision, covenant, agreement or condition on the part of the Tenant hereunder and (ii) all claims, demands, actions, damages, loss, cost, liabilities, expenses and judgments suffered by, recovered from or asserted against Landlord on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of or be caused, either proximately or remotely, wholly or in part, by an act, omission, negligence or misconduct on the part of Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees or invitees or of any other person entering upon the Premises under or with the express or implied invitation or permission of Tenant or when any such injury or damage is the result, proximate or remote, of the violation by Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees or invitees of any law, ordinance or governmental order of any kind, or any of the rules and regulations included in the Lease (as such rules and regulations may hereafter at any time or from time to time be amended or supplemented), or when any such injury or damage may in any other way arise from or out of the occupancy or use by Tenant, its agents, servants, employees, contractors, patrons, guests, licensees or invitees of the Premises, SUCH INDEMNITY BY TENANT OF LANDLORD SHALL INCLUDE MATTERS ARISING IN WHOLE OR IN PART AS A RESULT OF THE SOLE OR CONCURRENT NEGLIGENCE OF LANDLORD but shall exclude matters arising out of Landlord’s gross negligence or intentional misconduct. Tenant covenants and agrees that in case Landlord shall be made a party to any litigation commenced by or against Tenant or relating to the Lease or to the Premises, then Tenant shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by or imposed upon Landlord by virtue of any such litigation and the amount of all such costs and expenses, including attorneys’ fees and court costs, shall be paid by Tenant to Landlord within ten (10) days following receipt of a request therefor, plus Interest from the date expended until payment.
ARTICLE XII
CASUALTY DAMAGE/DESTRUCTION OF PREMISES

     If the Premises, the Building or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. If the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty), or in the event any mortgagee of Landlord should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of such casualty (such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises), but Landlord may so elect only if the Project shall be damaged by fire or other casualty or cause such that: (a) repairs cannot reasonably be completed within one hundred twenty (120) days after being commenced without the payment of overtime or other premiums, (b) any holder of a mortgage or deed of trust covering the Project shall require that the insurance proceeds be used to pay the indebtedness secured by such mortgage or deed of trust, or (c) the damage is not covered by Landlord’s insurance. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord’s obligation to restore shall not exceed the scope of the work required to be done by Landlord in originally constructing the Building and installing any leasehold improvements in the Premises constructed by Landlord or with an allowance from Landlord (the ownership of which improvements would revert to Landlord upon the expiration or termination of this Lease). When the Premises have been restored by Landlord as provided in this Article, Tenant shall complete the restoration of the Premises, including the reconstruction of all improvements in excess of improvements that Landlord is responsible to construct and the restoration of Tenant’s furniture and equipment. All cost and expense of reconstructing the Premises to a level in excess of improvements Landlord is responsible for constructing shall be borne by Tenant. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Building be damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage.
     Notwithstanding anything to the contrary in this Article XII, if the Premises or the Building shall be damaged by any cause or means whatsoever not caused by the negligence or fault of Tenant, its agents, or employees, and if said damage can be repaired within a period of 60 working days after such occurrence by using standard working procedures and methods, Landlord shall enter and complete such repairs prior to the expiration of the said 60 day period and this Lease shall not be affected but shall continue in full force and effect. However, if said damage cannot be repaired or is not repaired within such 60 day period, then this Lease at the option of Tenant shall cease and terminate as of the date of such occurrence, and Tenant shall pay Rent hereunder to such date and immediately surrender the Premises to Landlord, unless within a period of 60 days from the date of such occurrence Tenant has agreed to a longer period of time to effect the repairs or Landlord has provided to Tenant satisfactory evidence that such repairs can be completed within 10 days of the expiration of such 60 day period. If Tenant has so agreed to a longer period or Landlord has furnished such satisfactory evidence, then this Lease shall continue in full force and effect and Landlord shall complete the repairs within
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the time agreed upon or specified, except that Rents hereunder shall be reduced or abated while such repairs are being made for the period of time and in proportion that the Premises are untenantable beginning with the date of the occurrence. If, however, such damage is the result of the fault of Tenant, Tenant’s employees or its agents, and if insurance covering is not obtainable by landlords generally in the area, such damage shall be repaired by and at the expense of Tenant under the control, direction and supervision of Landlord, and the Rent shall continue without abatement or reduction.
ARTICLE XIII
CONDEMNATION

     13.1 Total Taking
     If the whole or substantially the whole of the Project, Building or Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise or should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Project, Building or Premises is taken by the condemning authority.
     13.2 Partial Taking
     If less than the whole or substantially the whole of the Project, Building or Premises is thus taken or sold, Landlord (and if more than ten percent [10%] of the Net Rentable Area of the Premises shall be taken or if access to the Project or restrooms serving the Premises is materially impaired, Tenant) may terminate this Lease by giving ninety (90) days written notice thereof to Tenant (or if applicable, Landlord), provided such notice must be given no later than 180 days after the date of such taking or sale; in which event this Lease shall terminate as of the date when physical possession of such portion of the Project, Building or Premises is taken by the condemning authority. If the Lease is not so terminated upon any such taking or sale, and a portion of the Premises is taken in connection therewith, the Base Rental payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking after the exercise by any mortgagee of the Building of any option to apply such proceeds against Landlord’s debt to the mortgagee.
     13.3 Temporary Taking
     Intentionally deleted.
     13.4 Award
          All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord and Tenant shall not be entitled to and expressly waives all claims to any such compensation except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon the expiration of the Lease Term and for moving expenses.
ARTICLE XIV
EVENTS OF DEFAULT/REMEDIES

     14.1 Defaults by Tenant
     The following events shall be events of default by Tenant under this Lease: (i) Tenant shall fail to pay when due any installment of the rent hereby reserved, unless such failure is cured within ten (10) days after written notice; (ii) Tenant shall fail to comply with any other term, provision or covenant of the Lease as and when required hereunder, unless such failure is cured within thirty (30) days after receipt of written notice (or such additional time as may be expressly provided in this Lease); (iii) the leasehold hereunder demised shall be taken on execution or other process of law in any action against Tenant; (iv) Tenant shall fail to promptly move into and take possession of the Premises when the Premises are ready for occupancy; (v) Tenant becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (vi) Tenant is generally not paying its debts as such debts become due; (vii) a receiver, trustee or custodian is appointed for, or takes possession of, all or substantially all of the assets of Tenant or any of the Premises, either in a proceeding brought by Tenant or in a proceeding brought against Tenant and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof, or Tenant consents to or acquiesces in such appointment or possession; (viii) Tenant files a petition for relief under the Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “applicable Bankruptcy Law”) or an involuntary petition for relief is filed against Tenant under any applicable Bankruptcy Law and such petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming Tenant is entered under any applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by Tenant; (ix) any other event occurs hereunder which is designated as a default; (x) Tenant defaults in its obligations under any other contract, agreement, lease, or writing with Landlord; or (xi) any of the events referred to in subheadings (v), (vi), (vii) and (viii) shall occur with respect to any guarantor of the payment or performance of any Tenant’s obligations hereunder and shall not be remedied within the time set forth in such subheadings. Notwithstanding the foregoing, any default under clause (ii) of this Section 14.1, which by its nature cannot reasonably be cured within the thirty (30) day period provided therein, Tenant shall have such additional time as may be reasonably necessary to cure such default, provided: (a) Tenant shall commence such cure immediately after receipt of Landlord’s notice of default, (b) Tenant thereafter diligently and continuously prosecutes such cure to completion, (c) Tenant immediately cures any condition which poses a threat of physical injury or harm to people or property, (d) such default does not entail or create a condition which: (1) violates any law, (2) unreasonably disturbs, bothers,
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annoys or interferes with any other occupant of the Building, or such occupant’s employees, agents or guests, or (3) would cause Landlord to be in violation of any law or any deed of trust, mortgage loan, lease or other agreement to which Landlord is a party, or which gives any other tenant of the Building the right to cancel its lease.
     14.2 Remedies
     If an event of default shall have occurred and is continuing, Landlord shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies without notice or demand, except as hereinafter provided:
     (i) Terminate the Lease by giving notice thereof to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises, or any part thereof, by force, if necessary, without being liable for prosecution or any claim of damages therefor and Tenant hereby agrees to pay to Landlord within ten (10) days following receipt of a request therefor the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, specifically including, but not limited to (a) all reasonable expenses necessary to relet the Premises which shall include the cost of renovating, repairing and altering the Premises for a new Tenant or Tenants, advertisements and brokerage fees, and (b) any increase in insurance premiums caused by the vacancy of the Premises. If such termination is caused by the failure to pay rent and/or the abandonment of any substantial portion of the Premises, Landlord may elect, by sending written notice thereof to Tenant, to receive liquidated damages in an amount equal to the rental payable hereunder for the month during which the Lease is terminated times twelve (12) which shall be in lieu of the payment of loss and damage Landlord may suffer by reason of such termination as provided in the preceding sentence but which shall not be in lieu of or reduce in any way any amount (including accrued rent) or damages due to breach of covenant (whether or not liquidated) payable by Tenant to Landlord which accrued prior to the termination of the Lease. Nothing contained in the Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of the Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.
     (ii) Enter upon and take possession of the Premises and expel or remove Tenant or any other person who may be occupying said Premises, or any part thereof, by force, if necessary, without having any civil or criminal liability therefor and, without terminating the Lease, Landlord may (but shall be under no obligation to) relet the Premises or any part thereof for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of the Lease) and on such conditions (which may include concessions or free rent) and for such uses as Landlord in its absolute discretion may determine and Landlord may collect and receive any rents payable by reason of such reletting. In no event shall Tenant be entitled to any excess of any rent received upon such reletting above the rent herein reserved. Tenant agrees to pay Landlord within ten (10) days following receipt of a request therefor all expenses necessary to relet the Premises, which shall include the cost of renovating, repairing and altering the Premises for a new tenant or tenants, advertisements and brokerage fees, and Tenant further agrees to pay Landlord within ten (10) days following receipt of a request therefor any deficiency that may arise by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon such reletting. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate the Lease unless a written notice of such termination is given to Tenant pursuant to Section 14.2(i) above.
     (iii) Without having any obligation to do so, Landlord may do or perform whatever Tenant is obligated to do or perform under the terms of the Lease, and if necessary, may enter upon the Premises in so doing, by force, if necessary, without having any civil or criminal liability therefor, and Tenant agrees to reimburse Landlord within ten (10) days following receipt of a request therefor for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under the Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.
     No repossession of or re-entering on the Premises or any part thereof pursuant to Section 14.2(ii) and (iii) above or otherwise and no reletting of the Premises or any part thereof pursuant to Section 14.2(ii) shall relieve Tenant or any guarantor of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. In the event of any such repossession or re-entering on the Premises or any part thereof by reason of the occurrence of an event of default, Tenant will continue to be obligated to pay to Landlord the rent and all other sums required to be paid by Tenant hereunder. Notwithstanding any such reletting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for any prior default. In the event that Landlord at any time locks out, dispossesses or otherwise prevents Tenant from gaining possession of the Premises, whether pursuant to the provisions of this Section 14.2, any other provision of this Lease or under any right available to Landlord at law, Landlord shall have no obligation to provide notice thereof to Tenant, to provide Tenant with a key to the Premises, or to permit Tenant to reenter or have access to the Premises. TENANT AGREES THAT LANDLORD SHALL HAVE NO DUTY (AND HEREBY WAIVES AND RELEASES LANDLORD FROM ANY IMPLIED OR STATUTORY DUTY) TO MITIGATE DAMAGES OR TO RELET OR ATTEMPT TO RELET THE PREMISES UPON THE OCCURRENCE OF A DEFAULT BY TENANT UNDER THE LEASE. HOWEVER, IF THE FOREGOING WAIVER AND RELEASE IS NOT EFFECTIVE, IT IS AGREED AND UNDERSTOOD THAT LANDLORD SHALL NOT BE REQUIRED TO INCUR ANY COSTS OR EXPENSES IN CONNECTION THEREWITH, LANDLORD SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN CONNECTION WITH THE PREMISES WHICH LANDLORD DOES NOT GENERALLY TAKE IN CONNECTION WITH OTHER VACANT SPACE IN THE BUILDING, LANDLORD SHALL NOT BE REQUIRED TO OFFER BETTER TERMS WITH RESPECT TO THE PREMISES THAN LANDLORD IS OFFERING WITH RESPECT TO OTHER VACANT SPACE IN THE BUILDING, AND LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY CONCESSIONS, CONSTRUCT ANY IMPROVEMENTS OR GRANT ANY ALLOWANCES IN CONNECTION WITH LANDLORD’S EFFORTS TO RELET THE PREMISES.
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     14.3 Remedies Cumulative
     Pursuit by Landlord of any remedy provided in this Lease shall not preclude pursuit of any other remedies provided herein or by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions or covenants contained in this Lease. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative of and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. In addition to other remedies provided in the Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of the Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of the Lease, or to any other remedy allowed to Landlord at law or in equity.
     14.4 Landlord’s Lien/Contractual Security Interest (Intentionally Deleted)
     14.5 Attorney’s Fees
     In the event Tenant defaults in the performance of any of the terms of this Lease and the Landlord employs an attorney in connection therewith, Tenant agrees to pay Landlord’s attorneys’ fees arising in connection therewith and/or the enforcement by Landlord of any of its rights or remedies under this Lease.
     14.6 No Implied Waiver by Landlord
     The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement herein, or to exercise any option, right, power or remedy contained in the Lease shall not be construed as a waiver or a relinquishment thereof for the future. No act or thing done by Landlord or its agents during the term hereof shall be deemed an acceptance or surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless in writing and signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent due under this Lease shall be deemed to be other than on account of the earliest rent due hereunder, or portion thereof, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.
     14.7 Default by Landlord
     In the event of any default by Landlord under this Lease, Tenant shall not be entitled to exercise any right or remedy as a result of such default (i) until Tenant has notified in writing Landlord and the holder of any mortgage or deed of trust which at the time shall be a lien on the Premises, if the name and address of such holder shall previously have been furnished by written notice to Tenant, of such default, and (ii) until a reasonable period for remedying such default shall have elapsed following the giving of such notice, provided Landlord or such holder, with reasonable diligence, shall have commenced to remedy such default or to cause the same to be remedied. In the event such default is not remedied by Landlord or the holder of any mortgage or deed of trust, then the sole remedy of Tenant with respect to such default shall be to institute proceedings to recover from Landlord (subject to the other provisions of this Lease) any actual damages incurred by Tenant as a result of such default, it being agreed and understood that Tenant shall have no (and hereby expressly waives any) right to terminate this Lease, or to recover from Landlord any punitive, exemplary, treble and speculative damages as a result of any default by Landlord under this Lease.
     14.8 Waiver Of Consumer Rights
     Intentionally deleted.
ARTICLE XV
PEACEFUL ENJOYMENT

     Provided that Tenant pays the rent and other sums required to be paid by Tenant hereunder and performs all of Tenant’s covenants and agreements contained herein, then subject to and except as permitted by the terms and provisions of this Lease, Landlord shall not interfere with Tenant’s possession and use of the Premises.
ARTICLE XVI
HOLDING OVER

     In the event of holding over by Tenant or any person or entity claiming under Tenant after expiration or other termination of this Lease, or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 14.2(b)(ii) hereof, such holding over or possession shall constitute a tenancy at sufferance, subject to all of the terms and provisions of this Lease. Tenant shall, throughout the entire holdover period, pay rent at the times and in the manner required by this Lease but at a rate equal to 150% the Base Rental and Additional Rental which would have been applicable had the term of this Lease continued through the period of such holding over by Tenant. No holding over by Tenant after the expiration of the term of this Lease and no acceptance of rent by Landlord during a holdover period, whether with or without the consent of Landlord, shall be construed to extend the term of this Lease or prevent Landlord from recovering immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent notice to Tenant that Landlord has elected to extend the term of the Lease as hereinabove provided. Tenant shall be liable to Landlord for all damage which Landlord may suffer by reason of any holding over by Tenant and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord from delay by
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Landlord in delivering possession of the Premises to such other tenant or prospective tenant.
ARTICLE XVII
SUBORDINATION AND ATTORNMENT

     Tenant accepts this Lease subject and subordinate to any ground lease, mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, the Building, or the Project, and to any renewals, refinancing and extensions thereof, to zoning ordinances, building and fire ordinances, and governmental regulations relating to the use of the Premises, and to all easements, covenants, conditions and restrictions affecting the Project, Building or Premises. Tenant agrees that the Landlord or mortgagee under any ground lease, mortgage, deed of trust or other lien shall have the right at any time to subordinate its ground lease, mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such Landlord or mortgagee may reasonably request. Tenant will execute and deliver on written request from Landlord, such instrument as Landlord may reasonably request from time tot time to evidence the subordination of this Lease to any ground lease, mortgage, deed of trust, or other lien affecting the Building. In the event any proceedings are brought for default under any ground lease or in the event of foreclosure or the exercise of the power of sale under any mortgage or deed of trust, or any transfer in lieu thereof, Tenant shall thereafter, but only at the option of the successor in interest to Landlord’s rights, attorn to the purchaser or transferee thereunder and remain bound by novation or otherwise to the same effect as if a new and identical lease between the successor in interest to Landlord’s rights, as Landlord, and Tenant, as Tenant, had been entered into for the remainder of the term of the Lease in effect at the institution of the foreclosure proceedings (provided that such successor, purchaser or transferee shall agree to accept this Lease on the same rates, terms and conditions and not to disturb Tenant’s occupancy (and to continue to operate the Building as a first class office building) so long as Tenant does not default and fail to cure with time permitted hereunder). Tenant agrees to execute any instrument or confirm any election to continue the Lease in effect in the event of foreclosure, as above provided. Tenant agrees to give any holder of a mortgage, deed of trust, ground lease or other encumbrance on the Project (the “Holder) a copy of any notice of default served by Tenant on Landlord provided that prior to such notice Tenant has been notified in writing of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the times permitted Landlord for cure under this Lease, any such Holder (whose address has been provided to Tenant) shall have an additional period of ten (10) days in which to cure (or such additional time as may be required due to causes beyond such Holder’s control). Until the time allowed as aforesaid for such Holder to cure such default has expired without cure, Tenant shall not have the right to terminate this Lease by virtue of Landlord’s default.
ARTICLE XVIII
CERTIFICATES TO BE PROVIDED BY TENANT

     18.1 Certificate of Acceptance
     Intentionally deleted.
     18.2 Estoppel Certificates
     Tenant will, from time to time, within twenty (20) days following written request by Landlord, execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under the Lease have been paid, stating that, to Tenant’s knowledge, Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.
     18.3 Financial Statements
     It is understood by Tenant that Landlord is relying upon the Tenant’s current financial condition and credit position and that such condition is a material factor in Landlord’s decision to enter into the Lease. Tenant expressly acknowledges that it has made a full, complete and accurate financial disclosure to Landlord and that Tenant has represented and hereby represents to Landlord that Tenant is of sound financial condition.
ARTICLE XIX
LANDLORD’S INTEREST

     19.1 Personal Liability of Landlord
     The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building and the Land (and the proceeds thereof), as then encumbered, and Tenant agrees to look solely to Landlord’s interest in the Building and the Land (and the proceeds thereof), as then encumbered, for recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. In no event shall any officer, partner or shareholder in Landlord, or their respective officers, directors, employees or trustees have or incur any personal liability for the payment or performance of any obligations of Landlord hereunder. Notwithstanding the foregoing , Landlord shall have personal liability for insured claims, beyond Landlord’s interest in the Project (and proceeds thereof), to the extent of Landlord’s liability insurance coverage respecting such claims.
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     19.2 Transfer by Landlord
     Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder in connection with any sale, transfer or lease of the Building, and upon such transfer, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations. The term “Landlord” will mean only the owner at the time of the fee title or a tenant’s interest in a ground lease of the Project. All covenants of Landlord hereunder shall be binding upon Landlord and its successors only during its or their respective periods of ownership.
ARTICLE XX
MISCELLANEOUS

     20.1 Notices
     Any notice provided in this Lease shall be in writing and shall be given or be served by overnight or personal delivery, by facsimile, or by depositing the same in the United States mail, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to an office of each party or by prepaid telegram, when appropriate, addressed to the party to be notified at the address set forth below, or such other address, notice of which has been given to the other party in accordance with the provisions of this Lease:

If to Landlord:	Jennifer Turner
1231 Greenway Drive, Suite 260
Irving, Texas 75038
Phone: 972-580-1101
Facsimile No.: 972-580-0556

If to Tenant:	ACE Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038
Attn.: General Counsel
Phone No.: (972) 550-5040
Facsimile No.: (972) 582-1426
Notice deposited in the mail in the manner hereinabove described shall be effective on the date it is so deposited, whether or not actually received. Notice delivered in any other manner shall be effective upon actual delivery to the intended recipient’s address for notices as provided herein.
     20.2 Broker Commissions
     Tenant represents and warrants that no broker, agent or finder entitled to a fee was used in connection with the negotiation or execution of this Lease other than Frank Ricca of the Staubach Company (“Tenant’s Broker”), and Tenant agrees to indemnify and hold harmless Landlord against all liabilities and costs arising from all such claims (other than Tenant’s Broker), including, without limitation, attorneys’ fees in connection therewith.
     20.3 Severability
     If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law notwithstanding the invalidity of any other term or provision hereof.
     20.4 Recordation by Tenant
     Tenant agrees not to record this Lease or any memorandum hereof.
     20.5 Place of Performance
     Tenant shall perform all covenants, conditions and agreements contained herein, including but not limited to payment of rent, in Dallas County, Texas. Any suit arising from or relating to this Lease shall be brought in Dallas County, Texas.
     20.6 Binding Effect
     This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, and with the prior written approval of Landlord, its successors and assigns.
     20.7 Time of Performance
     Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.
     20.8 Force Majeure
     Whenever a period of time is herein prescribed for the taking of any action by either party (other than the payment of Rent due under this Lease), such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the reasonable control of such party.
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     20.9 Graphics and Signage by Landlord
     (a) Landlord shall provide and install, at Tenant’s cost, at or near the front door of the Premises, all letters or numerals which may be necessary to identify Tenant’s name and suite number; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on or about the Premises without Landlord’s prior written consent.
     (b) Provided Tenant obtains all necessary permits and/or approvals required by all applicable laws, ordinances, rules and regulations and/or restrictive covenants (including, but not limited to approval from Las Colinas Association), now in force or hereafter enacted and of any governmental entity or agency having jurisdiction over the Premises (the “Sign Requirements”) and subject to Landlord’s reasonable prior written approval of the location, design, size, color, material, composition and plans and specifications therefor, Tenant is hereby granted the right to have a signs erected and maintained on the facade of the top and second levels of the Building (the “Building Signs”). The Building Sign on the second level of the Building façade shall be similar to the existing Nokia signage shown on Exhibit “F” attached hereto and incorporated herein.
     (c) Landlord agrees to reasonably cooperate with Tenant in obtaining all approvals for the Building Signs as required by the Sign Requirements.
     (d) Upon receipt of all approvals for either of the Building Signs, Landlord shall erect such Building Sign in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with the Sign Requirements.
     (e) Unless the costs of the Building Signs are paid from the Allowance provided for in the Work Letter attached to the this Lease, Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord for erecting the Building Signs, including the cost of obtaining any governmental approvals or permits or form Las Colinas Association, within thirty (30) days following receipt of demand therefor (and such costs shall not be included in Basic Costs for purposes of this Lease). Landlord shall maintain the Building Signs in a good, clean and safe condition and in accordance with the Sign Requirements, including all repairs and replacements thereto.
     (f) Upon the occurrence of any default by Tenant under the Lease which is not cured within any applicable notice and curative period, and/or upon termination of the Lease or Tenant’s right to possession of the Premises, Landlord may remove either or both of the Building Signs and/or Tenant’s sign panel thereon, (and, if such termination is as a result of Tenant’s default under this Lease, Tenant shall reimburse Landlord for the reasonable cost of repairing any damage to the Building caused by the Building Signs) and use or take such action with respect to the Building Signs as Landlord may reasonably deem appropriate, all without compensation or payment to Tenant.
     (g) Tenant is not entitled to assign or transfer its rights under this Section 20.9.
     20.10 Entire Agreement
     It is expressly agreed by Tenant that there are no representations, understandings or promises pertaining to the said Project or Premises except as herein set forth, and that this Lease and the Exhibits and Addenda attached hereto constitute the entire agreement of Landlord and Tenant with respect to the rental or leasing of the Premises. Tenant understands and agrees that there are no warranties, either express or implied other than the warranties, if any, which are set forth in writing in the Lease. All warranties, either express or implied, if any, contained in this Lease are complete and exclusive statements of same.
     20.11 Waiver by Tenant
     No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver by either party of any provision of this Lease shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of any lesser amount than the Rent stipulated herein shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent, or of the performance of any other term or provision by any person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.
     20.12 Joint and Several Liability
     If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties.
     20.13 Gender and Number
     Words of any gender used in the Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.
     20.14 Change of Building Name
     Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and address of the Building from time to time.
LEASE AGREEMENT — Page 18

     20.15 Captions
     The caption of each paragraph hereof is added as matter of convenience only, and shall be considered to be of no effect in the construction of any provision or provisions of the Lease.
     20.16 Authority
     In the event Tenant is a corporation (including any form of professional association), partnership (general or limited), or other form of organization other than an individual, then each individual executing or attesting this Lease on behalf of Tenant hereby covenants, warrants and represents: (i) that he is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (ii) that this Lease is binding upon Tenant; (iii) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the State of Texas; (iv) that upon request, Tenant will provide Landlord with true and correct copies of all organizational documents of Tenant, and any amendments thereto; and (v) that the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound.
     20.17 Nondisclosure
     Each party hereby covenants and agrees that, at all times hereafter, unless consented to in writing by the other, such party shall not disclose the terms and provisions of this Lease to any parties other than (a) officers, employees and representatives of the parties who are involved in the ordinary course of business with this transaction, each of whom shall be instructed to comply with the non-disclosure provisions hereof, (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction, or (c) in any filings with any governmental authorities required by reason of the transaction provided for herein.
     20.18 Rules of Construction
     This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisers. Landlord and Tenant and their separate advisors believe that this Lease is the product of all their efforts, that it expresses their agreement and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.
     20.19 Consents
     Intentionally deleted.
     20.20 No Oral Representations, Agreements or Warranties
     This Lease, together with the addendum and exhibits referred to herein contain the entire and final agreement between Landlord and Tenant with respect to its subject matter, may be amended only by a subsequent written agreement signed by Landlord and Tenant, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. EXCEPT FOR THOSE REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LANDLORD THAT ARE SET FORTH IN THIS LEASE AND THE ADDENDA AND EXHIBITS REFERRED TO HEREIN, NO REPRESENTATIONS, WARRANTIES OR AGREEMENTS HAVE BEEN MADE BY LANDLORD TO TENANT WITH RESPECT TO THIS LEASE, THE PREMISES, OR THE PROJECT OF WHICH THE PREMISES ARE A PART.
     20.21 Effect of Delivery of this Lease.
     Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.
     20.22 Attorneys’ Fees and Jury Trial.
     In the event of any litigation between the parties, the prevailing party who obtains a final judgment shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.
LEASE AGREEMENT — Page 19

ARTICLE XXI
ADDENDA AND EXHIBITS

     The following Addenda and Exhibits are attached to and form a part of this Lease (delete or add as applicable):

Exhibit A:	Description of the Land

Exhibit B:	Floor Plans

Exhibit B-1:	Reserved Parking

Exhibit C:	Building Rules and Regulations

Exhibit D:	Work Letter

Exhibit E:	Janitorial Services

Exhibit F:	Nokia Sign

Addendum
     In the event a provision of an Addendum or Exhibit, if any, attached hereto is inconsistent with a provision in the body of this Lease, the provision as set forth in the Addendum or the Exhibit shall control.
     IN TESTIMONY WHEREOF, the parties hereto have executed this Lease as of the date aforesaid.

LANDLORD:

GREENWAY TOWER JOINT VENTURE

By:	Independence Development, Inc.,
General Partner

By:	/s/ Robert W. Kennedy

Robert W. Kennedy
Executive Vice President

TENANT:

ACE CASH EXPRESS, INC.

By:	/s/ William S. McCalmont

Its:	Executive Vice President & Chief Financial Officer
LEASE AGREEMENT — Page 20

“OTHER”
ADDENDUM TO LEASE AGREEMENT
Attached to and made a part of Greenway Tower Lease Agreement dated June 1, 2006, between GREENWAY TOWER JOINT VENTURE, as Landlord, and ACE CASH EXPRESS, INC., as Tenant, with respect to the premises located in Greenway Tower.
1. RENEWAL OPTION
     Option to Renew. Landlord hereby grants Tenant and any assignee of Tenant arising from a Related Transfer but no other assignee, the option to renew this Lease for two additional terms of thirty-six (36) months upon the following terms and conditions:
     (a) if Tenant desires to renew this Lease, no later than nine (9) months prior to the expiration date of this Lease, Tenant shall notify Landlord in writing (“Tenant’s Renewal Notice”), by certified mail, return receipt requested, of its intention to renew;
     (b) at all times from and after the date of Tenant’s Renewal Notice, Tenant may not be in default of any of the terms, conditions or covenants of this Lease beyond applicable grace and cure periods;
     (c) The renewed lease shall contain no further renewal options unless expressly granted by Landlord in writing; and
     (d) The Base Rent for the renewal term will be the then-prevailing rental rate for properties in the Las Colinas Office Center of equivalent quality, size, utility and location, with the length of the lease term and credit standing of Tenant to be taken into consideration (the “prevailing rental rate”). Within sixty (60) days after receipt of Tenant’s Renewal Notice, Landlord shall notify Tenant in writing of the proposed rental rate, giving consideration to market concession and allowances. If Tenant elects to proceed, Tenant must notify Landlord within the succeeding twenty (20) business days after receipt of Landlord’s notice, and Landlord will cause an amendment to be prepared for execution by Tenant, or if Tenant does not agree with Landlord’s determination, then Tenant shall notify Landlord of its calculation of prevailing rental rate within the twenty (20) business day period. If Tenant fails to notify Landlord within the 20-business day period, it will be deemed to have withdrawn its election to renew and such option shall thereupon be null and void. If Tenant responds setting forth a disagreement over the prevailing rental rate, then the parties shall endeavor to reconcile the calculation of prevailing rental rate between them within the succeeding ten (10) business day period. If unsuccessful, then Tenant may elect, within the same 10-business day period upon written notice to Landlord, (i) to withdraw its notice of exercise of the renewal option, in which event, this Lease shall expire at the end of the then current term, or (ii) to have the prevailing rental rate determined by appraisal as set forth below, in which latter event, Tenant shall be bound by its election to renew based on the prevailing rental rate determined by appraisal. If Tenant fails to respond within the 10-business day period, then it will be deemed to have elected to withdraw its election to renew and such option shall thereupon be null and void. If the parties have agreed on the prevailing rental rate, then Tenant shall execute and return to Landlord, for execution by Landlord, the amendment within ten (10) business days of the date the amendment is delivered to Tenant.
     In the event Landlord and Tenant fail to agree in writing upon the prevailing rental rate within the 10-business day period and Tenant elects on written notice to Landlord to have the prevailing rental rate determined by appraisal, the parties agree to the procedure set forth below:
     (e) Within ten (10) days of Tenant’s written notice of such an election, each party, by giving written notice to the other party, shall appoint an appraiser to render a written opinion of the prevailing rental rate for the option term. Each appraiser must be a member of the Appraisal Institute of America (MAI) for at least five (5) years and with at least five (5) years experience in the appraisal of similar properties in the Dallas/Ft. Worth area in which the Premises are located and otherwise unaffiliated with either Landlord or Tenant. The two appraisers shall render their written opinion of the prevailing rental rate for the option term to Landlord and Tenant within twenty (20) days after their appointment. If the fair market rental rate of each appraiser is within five percent (5%) of the other, then the average of the two appraisals of prevailing rental rate shall be the Base Rent for the renewal term. If one party does not appoint its appraiser as provided above, then the one appointed shall determine the prevailing rental rate. The prevailing rental rate so determined under this subparagraph shall be binding on Landlord and Tenant.
     (f) If the prevailing rental rates determined by the appraisers are more than five percent (5%) apart, then the two appraisers shall pick a third appraiser within ten (10) days after the two appraisers have rendered their opinions of prevailing rental rate as provided above. If the two appraisers are unable to agree on the third appraiser within said ten (10) day period, Landlord and Tenant shall mutually agree on a third appraiser within ten (10) days thereafter. The third appraiser shall be a person who has not previously acted in any capacity for either party and must meet the qualifications noted above.
     (g) Within twenty (20) days after his appointment, the third appraiser shall render his written opinion of the prevailing rental rate for the option term (“Third Opinion") taking into account the matters noted above. The appraisal of prevailing rental rate made by Landlord’s or Tenant’s appraiser that is closest to the prevailing rental
Addendum to Lease Agreement — Page 1

rate specified in the Third Opinion shall be the Base Rental during the option term. If the prevailing rental rate set forth in the Third Opinion is equidistant from the fair market rental rate made by Landlord’s and Tenant’s appraiser, then the prevailing rental rate contained in the Third Opinion shall be the Base Rent during the renewal term. The prevailing rental rate so determined under this subparagraph shall be binding on Landlord and Tenant.
     (h) Each party shall bear the cost of its own appraiser and one-half (1/2) the cost of the third appraiser.
     (i) After the prevailing rental rate for the renewal period has been established in accordance with the foregoing procedure, Landlord and Tenant shall promptly execute an amendment to this Lease to reflect the Base Rental of such renewal term.
2. Option to Expand.
Provided Tenant is not then in default beyond any applicable grace or cure periods, of any of the terms, conditions, covenants, obligations or provisions of this Lease, Tenant shall have, and Landlord grants to Tenant and any assignee of Tenant arising from a Related Transfer but no other assignee, the option, which may be exercised from time to time, to expand the Premises during the first twelve (12) month after the Effective Date to include all or a portion of the 1st and 3rd floors of the Building not covered by this Lease and at any time during the Lease Term to include all or a portion of the 5th and 6th floors of the Building not covered by the Lease (the “Expansion Space”), subject to, and upon the following terms and conditions:
     (a) if Tenant desires to exercise the option to expand, Tenant shall notify Landlord in writing (“Tenant’s Expansion Notice”), by certified mail, return receipt requested, of its intention to expand and, if the additional space identified in Tenant’s Expansion Notice is less than all of the Expansion Space, the size and location of the proposed expansion area (the “Designated Expansion Space”);
     (b) If the Designated Expansion Space is less than all of Expansion Space located on any single floor, Tenant shall not be entitled to do so unless the remaining portion that Tenant does not elect to lease on such floor is a leasable size and configuration as determined by Landlord in Landlord’s sole reasonable discretion (Notwithstanding the foregoing to the contrary, if Tenant elects to take Expansion Space up to an existing demising wall, then a remainder shall not be deemed “unleasable”);
     (c) Tenant will not be entitled to expand into any Designated Expansion Space which is subject to a lease and existing on the Execution Date; provided, however, if Landlord has the option to relocate any such Tenant under an existing lease and vacant space approximately equivalent in size to the amount of such Expansion Space then leased to such Tenant is then available elsewhere in the Building, it will do so upon receipt of Tenant’s Expansion Notice. Landlord shall not modify any existing lease (as of the Execution Date) to afford rights to the Expansion Space to a Tenant that does not already have such rights as of the date of this Lease;
     (d) the Base Rent and Tenant finish allowance (“Expansion Allowance”) from Landlord applicable to any Expansion Space added to this Lease will be as follows:
     (i) Base Rent payable by Tenant for the Designated Expansion Space shall be equal to the per square foot Base Rent (as set forth in Section 1 above) payable by Tenant from time to time during the remaining portion of the Term times the number of rentable square feet of space contained in the Designated Expansion Space as determined by Landlord and the Expansion Allowance shall be an amount equal to $28.00 per rentable square foot of the Designated Expansion Space minus the product of $0.125 per rentable square foot of the Designated Expansion Space times the number of months from the Effective Date (including the month in which the Expansion Option is exercised). The Expansion Allowance shall be used only for construction costs of the Tenant improvements and other costs described in the Work Letter Agreement for which the Allowance may be used; and
     (ii) all of Landlord’s reasonable costs resulting from the relocation of any tenant as a result of Tenant’s Expansion Notice shall be paid from the Expansion Allowance and if the Expansion Allowance is not sufficient to cover all such relocation costs, such excess shall be paid by Tenant.
     (e) Landlord and Tenant agree that the Expansion Allowance shall be disbursed by Landlord in accordance with and subject to the terms and conditions of the Work Letter attached to this Lease as Exhibit “D”;
     (f) After Tenant validly exercises the expansion right provided herein, Landlord and Tenant shall execute any amendment to the Lease, adding the Expansion Space, or a new lease for the Expansion Space, or such other documentation as Landlord shall require, promptly after Landlord prepares the same; and
     (g) Any exercise of an option for less than all the Expansion Space shall not terminate the option, but the option shall remain in effect during the option period for the remaining Expansion Space.
     3. Right of First Offer.
     Provided Tenant is not then in default beyond any applicable grace or cure periods, of any of the terms, conditions, covenants, obligations or provisions of this Lease, Landlord grants to Tenant and any assignee or subtenant of Tenant resulting from a Related Transfer but no other assignee or subtenant, a right of first offer to lease additional space
Addendum to Lease Agreement — Page 2

on the 1st, 3rd and 6th floors of the Building as follows:
     (a) beginning on the Effective Date and continuing thereafter for (i) a period of twelve (12) months, if space on the 1st and 3rd floors of the Building becomes available for lease (including space made available due to the holder of any prior right of first refusal or other option to lease failing to exercise such option or right in a timely manner), and (ii) with respect to the 5th and 6th Floors only, until the expiration of the Term (but not any renewal term) of this Lease, Landlord shall give written notice (the “Offer Notice”) to Tenant of the terms and conditions upon which Landlord is willing to lease such space which terms will include Base Rent equal to the then prevailing rental rate.
     (b) Tenant may elect to lease less than all of the available space described in the Offer Notice, but Tenant shall not be entitled to do so unless the remaining portion that Tenant does not elect to lease is a leasable size and configuration as determined by Landlord in Landlord’s sole reasonable discretion. Notwithstanding the foregoing to the contrary, if Tenant leases additional space pursuant to an Offer Notice to an existing demising wall, then a remainder shall not be deemed unleasable).
     (c) Tenant shall have ten (10) days from receipt of the Offer Notice in which to give written notice to Landlord electing to lease the space subject to the Offer Notice (or applicable portion thereof, subject to the limitations set forth above) on the terms offered by Landlord. Tenant’s option to lease the space described in the Offer Notice shall expire after such ten (10) day period unless such election has been timely given to Landlord. Landlord and Tenant shall within ten (10) days after Tenant’s acceptance of such offer execute and deliver to each other an amendment to this Lease prepared by Landlord to document Tenant’s lease of the additional space. In the event that Tenant fails to timely elect to lease such space or fails to timely execute and deliver the amendment as aforesaid, then Tenant’s right to lease the space described in the Offer Notice automatically terminates and Landlord shall be entitled to lease such space to one or more third parties without regard to such right of first offer.
     Additionally, Landlord agrees to use reasonable efforts to advise Tenant of the existence of vacant, unleased space on other floors in the Building as such vacancies occur, provided however, failure to do so will not constitute a default by Landlord, nor will Landlord incur any liability to Tenant therefor.
4. ROOF RIGHTS:
     Landlord shall make available to Tenant, at no charge, an area on the roof of the Building sufficient to accommodate communications equipment located on the roof as of the Execution Date, together with such other communications equipment as may be approved in writing by Landlord as hereinafter provided, but only so long as the diameter of any satellite dish is not larger than 36 inches (the “Equipment”) and the HVAC system located on the roof as of the Execution Date and will permit Tenant to install cables between the roof and the Premises in locations and through conduits and pathways in the Building and, except for temporary periods of time during which Landlord may be repairing or maintaining the roof, to have 24 hours a day, 7 days a week access to the roof and such Equipment to permit its installation, use, operation, maintenance, and repair by Tenant. Tenant will provide Landlord with physical specifications and the manner of installation of such Equipment prior to installation, which Equipment and the installation thereof shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed, and that of the jurisdiction governing the Building and the Property. Notwithstanding anything to the contrary contained herein, Landlord will reasonably designate where the Equipment will be located on the roof or site and Tenant will be responsible for all costs associated with the installation, maintenance and removal of the Equipment on the Expiration Date or earlier termination of the Lease. Tenant also agrees to comply with all reasonable requirements of Landlord’s roofing consultant in connection with the installation of any Equipment and shall be responsible for any cost incurred by Landlord in connection with reviewing and/or supervising the installation of any Equipment and all costs associated with any damage to the roof or site area where the Equipment is attached (unless such costs are caused (i) by third parties unaffiliated with or unauthorized by Tenant or its employees, agents or contractors, or (ii) by the gross negligence or willful misconduct of Landlord or its employees, agents or contractors). Tenant will indemnify Landlord in the event that any of the Tenant’s employees, agents or vendors are injured in the installation, maintenance or accessing the Equipment by entrance onto the roof of the Building (unless such injuries are caused by third parties unaffiliated with or unauthorized by Tenant or by the gross negligence or willful misconduct of Landlord or its employees, agents or contractors).
5. FIRST FLOOR IDF CLOSET:
     Tenant shall be provided 24 hours a day, 7 days a week key access to the Building’s IDF closet located on the first floor (except for temporary periods of time during which access may be restricted due for maintenance or repairs of the Building) for purposes of accessing Tenant’s Telecommunications and Data System.

Initialed/Approved:

Landlord	Lessee
Addendum to Lease Agreement — Page 3